Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023 relating to the financial statements of SCYNEXIS, Inc., appearing in the Annual Report on Form 10-K of SCYNEXIS, Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Morristown, New Jersey
July 18, 2023